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                                                                  EXHIBIT (I)(3)


                           DRINKER BIDDLE & REATH LLP
                      Philadelphia National Bank Building
                              1345 Chestnut Street
                          Philadelphia, PA  19107-3496
                            Telephone (215) 988-2700
                                  Telex 834684
                              Fax  (215) 988-2757


                                  May 1, 1998



Goldman Sachs Trust
4900 Sears Tower
Chicago, IL  60606

Re:      Japanese Equity Fund and International Small Cap Fund
         of Goldman Sachs Trust
         -----------------------------------------------------

Ladies and Gentlemen:

        We have acted as counsel for Goldman Sachs Trust, a Delaware business trust (the "Trust"), in connection with the registration under the Securities Act of 1933 of shares representing interests in two series, or funds, of the Trust. Each series is represented by five classes of shares. The two series are the Japanese Equity Fund and International Small Cap Fund. The five classes are Class A Shares, Class B Shares, Class C Shares, Institutional Shares and Service Shares. The Trust is authorized to issue an unlimited number of shares of each series and class. These classes and series are hereinafter referred to as the "Shares."

        We have reviewed the Company's Declaration of Trust, its by-laws, resolutions adopted by its Board of Trustees and holders of its shares, and such other legal and factual matters as we have deemed appropriate.

        This opinion is based exclusively on the Delaware Business Trust Act and the federal law of the United States of America.

        Based on the foregoing, we are of the opinion that the Shares, when issued against payment therefor as described in the Trust's prospectuses relating thereto, will be legally issued, fully paid and non-assessable by the Trust, and that the holders of the Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also trustees of the Trust).


        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as part of a Post-Effective Amendment to the Registration Statement of the Trust.


                                             Very truly yours,

                                             /s/  DRINKER BIDDLE & REATH LLP

                                             DRINKER BIDDLE & REATH LLP